UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 1, 2008

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28861	86-0876846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Marshall Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (318) 464-8687

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Star, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K to report the following:

Item 1.01                      Entry into a Material Definitive Agreement.

On December 1, 2008, we entered into a Corporate Loan Agreement with Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. (“KRFH”).  In connection with the Corporate Loan Agreement, we issued a Promissory Note to KRFH (collectively with the Corporate Loan Agreement, the “Loan Documents”).  The Loan Documents provide us with a short-term line of credit of up to $200,000.  Funds advanced to us under the line of credit carry simple interest at the rate of 10% per annum beginning on the date of each advance.  All unpaid principal and accrued interest on funds advanced under the line of credit is due on March 31, 2009 (the “Maturity Date”).  No payments are required until the Maturity Date.  However, for any principal amounts due from us under the Loan Documents that are not paid within five days after the Maturity Date, the simple interest rate will increase to 18% per annum effective as of the Maturity Date.  We have the right to prepay any amounts due to KRFH under the Loan Documents at any time without penalty.  We have the right to pay the amounts due under the Loan Documents, at our election, in the form of cash payment, issuance of shares of our common stock, or any combination thereof.

We plan to use the line of credit to fund our operating and compliance costs during the remainder of 2008 and the first quarter of 2009.  We do not have any revenues and continue to be dependent on debt and equity financing to meet our immediate cash needs, and we do not anticipate achieving any revenues through the first quarter of 2009.  In the event we are unable to achieve sufficient revenues for the repayment of the line of credit and to continue our operations, we may be required to issue shares of our common stock to KRFH and we will need to raise additional funds through further debt or equity financings.  We can provide no assurance that we will be able to raise the funds necessary for the repayment of the line of credit and for our continued operations on terms favorable to us or at all.

In the event we default under the Loan Documents, KRFH may institute legal action against us.  In such event, KRFH would be entitled to its collection costs, including attorney fees and courts costs.  The line of credit is unsecured.

Our Chairman of the Board, Ms. Virginia Shehee, may be deemed the beneficial owner of over 50% of the outstanding shares of KRFH due to the voting power she has obtained pursuant to a voting agreement.  Due to the voting power she has obtained pursuant to a similar voting agreement, Ms. Shehee may also be deemed the beneficial owner of over 50% of the outstanding shares of Kilpatrick Life Insurance Company (“KLIC”), one of our major shareholders.  Ms. Shehee serves as Chairman of the Board of KLIC and until July 1, 2008, served as its President and Chief Executive Officer.  KLIC also employs as its Corporate Secretary Ms. Jacqulyn Wine.  Ms. Wine is our Secretary, Treasurer/Chief Financial Officer and one of our directors.

Copies of the Corporate Loan Agreement and Corporate Promissory Note are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.  The foregoing summary of these documents is qualified in its entirety by the complete text of the documents.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Our discussion under Item 1.01 of this Current Report is hereby incorporated by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Corporate Loan Agreement, entered into on December 1, 2008, by Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. and International Star Inc.
10.2	Corporate Promissory Note, dated December 1, 2008, and issued by International Star Inc. to Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc.

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SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2008	INTERNATIONAL STAR, INC. By: /s/ Jacqulyn B. Wine Jacqulyn B. Wine, Secretary & Treasurer

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